UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2021

POLARITYTE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32404	06-1529524
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1960 S. 4250 West, Salt Lake City, UT 84104

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (800) 560-3983

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, Par Value $0.001	PTE	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐.

Item 1.02	Termination of a Material Definitive Agreement

PolarityTE MD, Inc., is a subsidiary of PolarityTE, Inc. (the “Company”). As previously reported in the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 25, 2019, PolarityTE MD entered into a sublease agreement (the “Sublease”) with Joseph M. Still Burn Centers, Inc. (“JMS”), for 6,307 square feet of manufacturing, laboratory, and office space located at 3647 J. Dewey Grey Circle, Augusta, Georgia (the “Facility”). The initial term of the sublease for the Facility was five years commencing April 22, 2019. The annual base rental rate during the initial term was $119,833 per year, with a 3% annual increase as determined by a third-party fair market value analysis. In addition, PolarityTE MD was obligated to pay (i) maintenance, repairs, replacements, and restorations to the Facility, (ii) its own utilities, and (iii) its share of operating expenses for the building based on the ratio of space leased by PolarityTE MD to the total leasable square footage of the building.

On July 7, 2021, PolarityTE MD and JMS executed a termination agreement pursuant to which the parties agreed to terminate the lease effective June 30, 2021, in exchange for a payment by PolarityTE MD to JMS of $31,782.69.

Item 8.01	Other Events

On July 12, 2021, PolarityTE, Inc. (the “Company”) issued a press release titled “PolarityTE Receives Notice of Allowance for Chinese Patent.” A copy of the press release is provided with this report as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press released dated July 12, 2021, titled “PolarityTE Receives Notice of Allowance for Chinese Patent.”
104	Cover Page Interactive Data File, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLARITYTE, INC.

Dated: July 12, 2021	/s/ Jacob Patterson
Jacob Patterson
Interim Chief Financial Officer